Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, August 4, 2023- Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) today reported second quarter 2023 results. Headlines include(1):

●	On August 3rd completed reclassification of tracking stocks to create Liberty Live Group tracking stock
●	Attributed to Liberty SiriusXM Group
o	SiriusXM reported second quarter 2023 operating and financial results
◾	Second quarter 2023 revenue of $2.25 billion
◾	Net income of $310 million, up 6% year-over-year; diluted EPS of $0.08
◾	Adjusted EBITDA(2) of $702 million; up 3% year-over-year
◾	Free cash flow(2) of $323 million
◾	SiriusXM increased full-year free cash flow guidance on August 1st
◾	Announced fall preview of next gen SiriusXM experience
o	Liberty Media’s ownership of SiriusXM was 83.4% as of July 28th
o	Received $71 million proceeds to settle intergroup interest in Formula One Group
o	Received 1.8 million shares of Atlanta Braves Holdings common stock to settle intergroup interest in Braves Group; shares will be exchanged with one or more third party lenders and proceeds will be used to reduce debt at Liberty SiriusXM Group
●	Attributed to Formula One Group
o	Announced 24-race calendar for 2024 with increased geographic efficiency in support of F1’s sustainability objectives
o	Extended agreements for Austrian Grand Prix until 2030 and Hungarian Grand Prix until 2032
o	Announced extension of Heineken as Global Partner under multi-year deal

o	Formula One Group shareholders received distribution of 6.8 million shares of Atlanta Braves Holdings common stock on July 19th to settle intergroup interest in Braves Group
o	Paid $71 million in exchange for the cancellation of 1.1 million notional FWONA shares underlying intergroup interest held at Liberty SiriusXM Group
●	Attributed to former Braves Group
o	Completed split-off of Braves and associated mixed-use development into separate public company Atlanta Braves Holdings on July 18th

“We were pleased to complete the reclassification of the Liberty Media tracking stocks which begin trading today, including our newly created Liberty Live Group. This action further simplifies our tracking stock structure and provides greater investor choice, while preserving Liberty’s optionality and flexibility,” said Greg Maffei, Liberty Media President and CEO. “At Formula 1, the quality of the fan experience at Grand Prix weekends continues to improve and is helping drive sellout crowds at many races. We saw the resilience of SiriusXM’s business through improved operating and financial results in the second quarter. Live Nation had yet another record quarter boosted by continued tailwinds in live events and strategic initiatives capitalizing on international growth.”

Corporate Updates

On July 18, 2023, Liberty Media completed the split-off of the Braves and its associated mixed-use development (the “Split-Off”) into the separate public company Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”). The Braves Group was a tracking stock of Liberty Media during the second quarter of 2023 and therefore its results are included in Liberty’s consolidated results for the second quarter. For discussion of the Braves results for the second quarter of 2023, please refer to the Atlanta Braves Holdings second quarter 2023 earnings press release which can be found on its website at https://www.bravesholdings.com/investors/financial-information/financial-results.

On August 3, 2023, Liberty Media completed the reclassification of its existing common stock to create the Liberty Live common stock (the “Reclassification”). Following the Reclassification, Liberty SiriusXM Group is comprised of Liberty Media’s interest in SiriusXM, Formula One Group is comprised of Liberty Media’s ownership of F1 and other minority investments, and Liberty Live Group is comprised of Liberty Media’s interest in Live Nation and other minority investments. The Reclassification was completed after the second quarter of 2023 and therefore results of Liberty Live Group are not presented for purposes of this presentation, except for certain cases where assets and liabilities are presented as of June 30, 2023 adjusted for the Split-Off and the Reclassification for informational purposes only.

In connection with the Split-Off, Liberty Media settled all intergroup interests. The Braves Group intergroup interest held at Liberty SiriusXM Group was settled by attributing 1.8 million Atlanta Braves Holdings Series C common stock to Liberty SiriusXM Group. Liberty SiriusXM Group intends to reduce debt by exchanging the shares with one or more third party lenders within one year of the Split-Off. The Braves Group intergroup interest held at Formula One Group was settled by distributing 6.8 million shares of Atlanta Braves Holdings Series C common stock pro rata to holders of Liberty Formula One common stock. On July 12, 2023, Formula One Group paid $71 million to Liberty SiriusXM Group to settle the 1.1 million share intergroup interest in Formula One Group attributed to Liberty SiriusXM Group. During the second quarter of 2023, these intergroup interests had not yet been settled and are therefore reflected in the results in this presentation.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended June 30, 2023 to the same period in 2022.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the second quarter of 2023. In the second quarter, $12 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to Liberty SiriusXM Group.

	2Q22	2Q23	% Change

	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$2,254	$2,250	—%
Total Liberty SiriusXM Group	$2,254	$2,250	—%
Operating Income (Loss)
SiriusXM	479	464	(3)%
Corporate and other	(7)	(12)	(71)%
Total Liberty SiriusXM Group	$472	$452	(4)%
Adjusted OIBDA (Loss)
SiriusXM	679	702	3%
Corporate and other	(4)	(8)	(100)%
Total Liberty SiriusXM Group	$675	$694	3%

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone second quarter results on August 1, 2023.  For additional detail on SiriusXM’s financial results for the second quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group during the second quarter of 2023 consisted primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and an investment in Live Nation, and as of August 4, 2023, consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora.

FORMULA ONE GROUP – The following table provides the financial results attributed to Formula One Group for the second quarter of 2023. In the second quarter, Formula One Group incurred $17 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“Formula 1 is capitalising on our growth momentum and our fans are engaging with the sport across traditional, digital and social media platforms. We congratulate Red Bull on their record-breaking performance season-to-date, and are thrilled to see the gaps closing across the rest of the grid to produce exciting rivalries on track,” said Stefano Domenicali, Formula 1 President and CEO. “Next year we will host 24 races around the globe, with back-to-back races in closer proximity which will benefit the efficiency of operations for both F1 and our teams.”

	2Q22	2Q23

	amounts in millions
Formula One Group
Revenue
Formula 1	$744	$724
Total Formula One Group	$744	$724
Operating Income (Loss)
Formula 1	$65	$72
Corporate and other	(16)	(20)
Total Formula One Group	$49	$52
Adjusted OIBDA (Loss)
Formula 1	$154	$155
Corporate and other	(8)	(14)
Total Formula One Group	$146	$141

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	2Q22	2Q23	% Change

	amounts in millions
Primary Formula 1 revenue	$628	$618	(2)%
Other Formula 1 revenue	116	106	(9)%
Total Formula 1 revenue	$744	$724	(3)%
Operating expenses (excluding stock-based compensation):
Team payments	(368)	(344)	7%
Other cost of Formula 1 revenue	(166)	(175)	(5)%
Cost of Formula 1 revenue	$(534)	$(519)	3%
Selling, general and administrative expenses	(56)	(50)	11%
Adjusted OIBDA	$154	$155	1%
Stock-based compensation	(1)	(1)	—%
Depreciation and Amortization(a)	(88)	(82)	7%
Operating income (loss)	$65	$72	11%

Number of races in period	7	6

a)	Includes $81 million and $74 million of amortization related to purchase accounting as of June 30, 2022 and June 30, 2023, respectively, that is excluded from calculations for purposes of team payments.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion revenue, (ii) media rights fees and (iii) sponsorship fees.

There were six races held in the second quarter of 2023, compared to seven races held in the second quarter of 2022. The Emilia-Romagna (“Imola”) Grand Prix originally scheduled for May 21, 2023 was cancelled following severe flooding in the region and is not expected to be rescheduled or replaced in 2023. There are now 22 events scheduled on the 2023 race calendar.

Primary F1 revenue decreased in the second quarter with growth across race promotion and sponsorship offset by a decline in media rights revenue. Despite one less race held in the current period, race promotion revenue grew due to contractual increases in fees and sponsorship revenue increased due to recognition of revenue from new sponsors and growth in revenue from existing sponsors. Media rights revenue decreased due to the impact of lower proportionate recognition of season-based income (6/22 races took place took place in the second quarter of 2023 compared to 7/22 in the second quarter of 2022), partially offset by continued growth in F1 TV subscription revenue and increased fees under new and renewed contractual agreements. Other F1 revenue decreased in the second quarter primarily due to lower freight income driven by the easing of freight cost inflation on billing rates and lower hospitality revenue due to one less race held in the current period, partially offset by increased licensing income and higher revenue related to Formula 2 / Formula 3 car chassis sales.

Operating income increased and adjusted OIBDA(2) was relatively flat in the second quarter despite one less race taking place. Team payments were lower compared to the prior year due to the pro rata recognition of payments across the race season with one less race held, partially offset by an expectation of increased team payments for the full year. Other cost of F1 revenue is largely variable in nature and is mostly derived from servicing both Primary and Other F1 revenue opportunities. These costs increased as significantly lower freight costs were offset by increased hospitality costs associated with servicing higher Paddock Club attendance and cost inflation and higher commissions and partner servicing costs associated with growth in Primary F1 revenue streams. Other cost of F1 revenue in the current period also includes hospitality, travel and other costs related to the Imola event that had largely been incurred prior to the event’s late cancellation. Selling, general and administrative expense decreased in the second quarter due to lower personnel and legal costs and foreign exchange favorability, partially offset by higher marketing, property and IT costs. There were $7 million of costs associated with the planning of the Las Vegas Grand Prix included in selling, general and administrative expense in the second quarter of 2023.

The businesses and assets attributed to Formula One Group during the second quarter of 2023 consisted of Liberty Media’s subsidiary F1, other minority investments and an intergroup interest in Braves Group, and as of August 4, 2023, consist primarily of Liberty Media’s subsidiary F1 and other minority investments.

BRAVES GROUP - Liberty Media completed the Split-Off of the Braves and its associated mixed-use development into the separate public company Atlanta Braves Holdings (NASDAQ: BATRA, BATRK) on July 18, 2023. For discussion of the Braves results for the second quarter of 2023, please refer to the Atlanta Braves Holdings second quarter 2023 earnings press release which can be found on its website at https://www.bravesholdings.com/investors/financial-information/financial-results.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from May 1, 2023 through July 31, 2023. The total remaining repurchase authorization for Liberty Media as of August 1, 2023 is $1.1 billion and can be applied to repurchases of common shares of any of the Liberty Media tracking stocks.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on August 4, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates, available for sale securities, cash and debt is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended June 30, 2023. For purposes of this presentation, financial information with respect to Liberty Media’s equity affiliates, available for sale securities, cash and debt is also shown adjusted for the Split-Off and the Reclassification.

On August 3, 2023, in connection with the Reclassification, Liberty Media’s Live Nation investment previously attributed to Liberty SiriusXM Group and certain private and public assets previously attributed to Formula One Group were attributed to Liberty Live Group. Approximately $100 million of cash from Formula One Group was contributed to Liberty Live Group in connection with the Reclassification, of which approximately $33 million came from the partial liquidation of monetizable public holdings previously held at Formula One Group. Additionally, all intergroup interests were settled in connection with the Split-Off.

Additional information on the assets attributed to each tracker adjusted for the Split-Off and the Reclassification can be found at https://www.libertymedia.com/about/asset-list.

Fair Value of Corporate Public Holdings

			Adjusted for
			Split-Off and
			Reclassification
(amounts in millions)	3/31/2023	6/30/2023	6/30/2023
Liberty SiriusXM Group
Live Nation Investment(a)	4,875	6,345	N/A
Total Liberty SiriusXM Group	$4,875	$6,345	N/A

Formula One Group
Other Monetizable Public Holdings(b)	172	148	11
Total Formula One Group	$172	$148	$11

Braves Group	N/A	N/A	N/A

Liberty Live Group
Live Nation Investment(a)	N/A	N/A	6,345
Other Monetizable Public Holdings(b)	N/A	N/A	104
Total Liberty Live Group	N/A	N/A	6,449

Total Liberty Media	$5,047	$6,493	$6,460

a)	Represents the fair value of the equity investment in Live Nation. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $157 million and $243 million as of March 31, 2023 and June 30, 2023, respectively. In connection with the Reclassification, the equity investment in Live Nation previously held at Liberty SiriusXM Group was attributed to Liberty Live Group.
b)	Represents the carrying value of other public holdings that are accounted for at fair value. Excludes intergroup interests. Includes exchange-traded funds previously held at Formula One Group that were attributed to Liberty Live Group in connection with the Reclassification.

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

			Adjusted for
			Split-Off and
			Reclassification
(amounts in millions)	3/31/2023	6/30/2023	6/30/2023
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(a)	$430	$311	$382
Formula One Group(b)	1,584	1,489	1,351
Braves Group(c)	215	131	N/A
Liberty Live Group(d)	N/A	N/A	100
Total Consolidated Cash and Cash Equivalents (GAAP)	$2,229	$1,931	$1,833

Debt:
SiriusXM senior notes(e)	$8,750	$8,750	$8,750
Pandora convertible senior notes(f)	118	20	20
1.375% cash convertible notes due 2023(g)	199	199	199
3.75% convertible notes due 2028(g)	575	575	575
2.125% SiriusXM exchangeable senior debentures due 2048(g)	275	—	—
2.75% SiriusXM exchangeable senior debentures due 2049(g)	586	586	586
SiriusXM margin loan	875	875	875
Other subsidiary debt(h)	710	723	723
0.5% Live Nation exchangeable senior debentures due 2050(g)	920	920	N/A
Live Nation margin loan	—	—	N/A
Total Attributed Liberty SiriusXM Group Debt	$13,008	$12,648	$11,728
Unamortized discount, fair market value adjustment and deferred loan costs	(108)	82	(18)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$12,900	$12,730	$11,710

2.25% convertible notes due 2027(g)	475	475	475
Formula 1 term loan and revolving credit facility	2,420	2,416	2,416
Other corporate level debt	63	61	61
Total Attributed Formula One Group Debt	$2,958	$2,952	$2,952
Fair market value adjustment	—	(2)	(2)
Total Attributed Formula One Group Debt (GAAP)	$2,958	$2,950	$2,950
Formula 1 leverage(i)	2.2x	2.2x	2.2x

Atlanta Braves debt	542	543	N/A
Total Attributed Braves Group Debt	$542	$543	N/A
Deferred loan costs	(4)	(4)	N/A
Total Attributed Braves Group Debt (GAAP)	$538	$539	N/A

0.5% Live Nation exchangeable senior debentures due 2050(g)	N/A	N/A	920
Live Nation margin loan	N/A	N/A	—
Total Attributed Liberty Live Group Debt	N/A	N/A	$920
Unamortized discount, fair market value adjustment and deferred loan costs	N/A	N/A	100
Total Attributed Liberty Live Group Debt (GAAP)	N/A	N/A	$1,020

Total Liberty Media Corporation Debt (GAAP)	$16,396	$16,219	$15,680

a)	Includes $53 million and $51 million of cash held at SiriusXM as of March 31, 2023 and June 30, 2023, respectively. Cash adjusted for Split-Off and Reclassification reflects $71 million payment from Formula One Group to Liberty SiriusXM Group to settle intergroup interest.

b)	Includes $1,043 million and $1,055 million of cash held at F1 as of March 31, 2023 and June 30, 2023, respectively. Cash adjusted for Split-Off and Reclassification reflects $71 million payment from Formula One Group to Liberty SiriusXM Group to settle intergroup interest and $67 million of cash on hand contributed to Liberty Live Group.
c)	Excludes restricted cash held in reserves pursuant to the terms of various financial obligations of $30 million and $52 million as of March 31, 2023 and June 30, 2023, respectively.
d)	In connection with the Reclassification Liberty Live Group was capitalized with $100 million of cash from Formula One Group, of which approximately $33 million came from the partial liquidation of monetizable public holdings previously held at Formula One Group.
e)	Outstanding principal amount of Senior Notes or Term Loan with no reduction for the net unamortized discount.
f)	During the three months ended June 30, 2023, certain investors exercised their right to require a Special Repurchase, as defined in the indenture governing the Pandora convertible senior notes, and Pandora repurchased $98 million principal amount of such notes with cash for an aggregate purchase price equal to 100% of the principal amount of the notes repurchased plus accrued and unpaid interest to the date of repurchase.
g)	Face amount of the convertible notes and exchangeable debentures with no fair market value adjustment.
h)	Includes SiriusXM revolving credit facility and term loan.
i)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Liberty Media, SiriusXM, F1 and the Braves are in compliance with their debt covenants as of June 30, 2023.

Total cash and cash equivalents attributed to Liberty SiriusXM Group decreased $119 million in the second quarter as net debt repayment at both Liberty SiriusXM Group and SiriusXM and capital expenditures and return of capital at SiriusXM more than offset cash from operations at SiriusXM. Included in the cash and cash equivalents balance attributed to Liberty SiriusXM Group at June 30, 2023 is $51 million held at SiriusXM. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance. Liberty SiriusXM Group received $78 million of dividends from SiriusXM during the quarter.

Total debt attributed to Liberty SiriusXM Group decreased $360 million during the quarter due to net debt repayment at both Liberty SiriusXM Group and SiriusXM. During the second quarter, Liberty SiriusXM Group paid $275 million to settle the remaining amount outstanding of its 2.125% exchangeable debentures due 2048. On August 3, 2023, in connection with the Reclassification, the 0.5% exchangeable debentures due 2050 and the Live Nation margin loan were attributed to Liberty Live Group.

Total cash and cash equivalents attributed to Formula One Group decreased $95 million during the quarter as cash from operations at F1 was more than offset by capital expenditures related to the Las Vegas Grand Prix and the purchase of investments. Total debt at Formula One Group was relatively flat in the second quarter.

The margin on F1’s existing Term Loan B was permanently reduced from 3.25% to 3.00% during the second quarter as a result of F1’s reported leverage at March 31, 2023 as defined in its credit facilities for covenant calculations falling below a certain threshold.

In connection with the Reclassification, the conversion consideration of the 1.375% cash convertible notes was adjusted such that the conversion rate is 23.1586 per bond and comprised of (i) 0.2547 of a share of new Series A Liberty Formula One common stock, (ii) 0.2650 of a share of new Series A Liberty Live common stock and (iii) 1.0163 shares of new Series A Liberty SiriusXM common stock. Liberty Media also expects that its 3.75% Liberty SiriusXM Group convertible notes due 2028 (convertible into LSXMA) and its 2.25% Formula One Group convertible notes due 2027 (convertible into FWONK) will be adjusted to provide for the conversion and settlement of the notes into the reclassified Liberty SiriusXM Group and Formula One Group equities, respectively, at new conversion rates in accordance with each respective bond indenture. The relevant information will be communicated to bondholders pursuant to the terms of the bond indentures.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, LLYVA, LLYVK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on August 4, 2023.  The call can be accessed by dialing (877) 704-2829 or (215) 268-9864, passcode 13736985 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the Las Vegas Grand Prix, the expected benefits of the Split-Off and Reclassification, the continuation of our stock repurchase plan and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, continued access to capital on terms acceptable to Liberty Media and changes in law, including consumer protection laws, and their enforcement. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including Amendment No. 5 to Liberty Media’s Registration Statement on Form S-4 filed on June 8, 2023 and the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Shane Kleinstein (720) 875-5432

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$311	131	1,489	—	1,931
Trade and other receivables, net	660	52	110	—	822
Other current assets	354	72	355	—	781
Total current assets	1,325	255	1,954	—	3,534
Intergroup interests	143	—	269	(412)	—
Investments in affiliates, accounted for using the equity method	960	99	67	—	1,126

Property and equipment, at cost	2,975	1,037	747	—	4,759
Accumulated depreciation	(1,785)	(299)	(118)	—	(2,202)
	1,190	738	629	—	2,557

Intangible assets not subject to amortization
Goodwill	15,209	176	3,956	—	19,341
FCC licenses	8,600	—	—	—	8,600
Other	1,242	124	—	—	1,366
	25,051	300	3,956	—	29,307
Intangible assets subject to amortization, net	1,032	23	3,004	—	4,059
Other assets	524	85	1,254	(4)	1,859
Total assets	$30,225	1,500	11,133	(416)	42,442

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$57	(2)	(55)	—	—
Accounts payable and accrued liabilities	1,374	65	315	—	1,754
Current portion of debt	753	7	27	—	787
Deferred revenue	1,287	142	724	—	2,153
Other current liabilities	69	3	27	—	99
Total current liabilities	3,540	215	1,038	—	4,793
Long-term debt	11,977	532	2,923	—	15,432
Deferred income tax liabilities	2,011	51	—	(4)	2,058
Redeemable intergroup interests	—	341	71	(412)	—
Other liabilities	587	147	146	—	880
Total liabilities	18,115	1,286	4,178	(416)	23,163
Equity / Attributed net assets	9,150	203	6,931	—	16,284
Noncontrolling interests in equity of subsidiaries	2,960	11	24	—	2,995
Total liabilities and equity	$30,225	1,500	11,133	(416)	42,442

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,250	—	—	2,250
Formula 1 revenue	—	—	724	724
Other revenue	—	270	—	270
Total revenue	2,250	270	724	3,244
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	732	—	—	732
Programming and content(1)	153	—	—	153
Customer service and billing(1)	124	—	—	124
Other(1)	54	—	—	54
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	519	519
Subscriber acquisition costs	93	—	—	93
Other operating expenses(1)	83	197	—	280
Selling, general and administrative(1)	387	34	69	490
Impairment, restructuring and acquisition costs, net of recoveries	18	1	—	19
Depreciation and amortization	154	19	84	257
	1,798	251	672	2,721
Operating income (loss)	452	19	52	523
Other income (expense):
Interest expense	(137)	(9)	(54)	(200)
Share of earnings (losses) of affiliates, net	79	12	(1)	90
Realized and unrealized gains (losses) on financial instruments, net	(164)	4	64	(96)
Unrealized gains (losses) on intergroup interests	10	(50)	40	—
Other, net	23	3	24	50
	(189)	(40)	73	(156)
Earnings (loss) before income taxes	263	(21)	125	367
Income tax (expense) benefit	(46)	(8)	(10)	(64)
Net earnings (loss)	217	(29)	115	303
Less net earnings (loss) attributable to the noncontrolling interests	51	—	(1)	50
Net earnings (loss) attributable to Liberty stockholders	$166	(29)	116	253

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	24	3	5	32
Stock compensation expense	$46	3	5	54

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended June 30, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,254	—	—	2,254
Formula 1 revenue	—	—	744	744
Other revenue	—	260	—	260
Total revenue	2,254	260	744	3,258
Operating costs and expenses, including stock-based compensation:
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	711	—	—	711
Programming and content(1)	152	—	—	152
Customer service and billing(1)	126	—	—	126
Other(1)	58	—	—	58
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	—	—	534	534
Subscriber acquisition costs	91	—	—	91
Other operating expenses(1)	72	175	—	247
Selling, general and administrative(1)	419	33	68	520
Impairment, restructuring and acquisition costs, net of recoveries	1	—	—	1
Depreciation and amortization	152	17	93	262
	1,782	225	695	2,702
Operating income (loss)	472	35	49	556
Other income (expense):
Interest expense	(125)	(6)	(30)	(161)
Share of earnings (losses) of affiliates, net	54	8	(1)	61
Realized and unrealized gains (losses) on financial instruments, net	296	1	83	380
Unrealized gains (losses) on intergroup interests	(35)	35	—	—
Other, net	4	1	17	22
	194	39	69	302
Earnings (loss) before income taxes	666	74	118	858
Income tax (expense) benefit	(168)	(10)	(6)	(184)
Net earnings (loss)	498	64	112	674
Less net earnings (loss) attributable to the noncontrolling interests	51	—	2	53
Less net earnings (loss) attributable to redeemable noncontrolling interest	—	—	(1)	(1)
Net earnings (loss) attributable to Liberty stockholders	$447	64	111	622

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	2	—	—	2
Other operating expenses	9	—	—	9
Selling, general and administrative	29	3	4	36
Stock compensation expense	$50	3	4	57

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2023 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$437	(88)	6	355
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	315	34	168	517
Stock-based compensation	94	6	10	110
Non-cash impairment and restructuring costs	21	—	—	21
Share of (earnings) loss of affiliates, net	(72)	(11)	3	(80)
Unrealized (gains) losses on intergroup interests, net	(64)	63	1	—
Realized and unrealized (gains) losses on financial instruments, net	162	(3)	(17)	142
Deferred income tax expense (benefit)	(33)	(3)	1	(35)
Intergroup tax allocation	86	(2)	(84)	—
Intergroup tax (payments) receipts	(33)	(3)	36	—
Other charges (credits), net	(12)	4	—	(8)
Changes in operating assets and liabilities
Current and other assets	1	(5)	(91)	(95)
Payables and other liabilities	(48)	44	275	271
Net cash provided (used) by operating activities	854	36	308	1,198
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(41)	—	(173)	(214)
Cash proceeds from dispositions	(1)	—	68	67
Capital expended for property and equipment, including internal-use software and website development	(334)	(30)	(180)	(544)
Other investing activities, net	(1)	—	(19)	(20)
Net cash provided (used) by investing activities	(377)	(30)	(304)	(711)
Cash flows from financing activities:
Borrowings of debt	2,048	16	—	2,064
Repayments of debt	(2,563)	(19)	(59)	(2,641)
Intergroup (repayments) borrowings	202	—	(202)	—
Subsidiary shares repurchased by subsidiary	(199)	—	—	(199)
Cash dividends paid by subsidiary	(33)	—	—	(33)
Taxes paid in lieu of shares issued for stock-based compensation	(19)	(1)	(8)	(28)
Other financing activities, net	36	8	19	63
Net cash provided (used) by financing activities	(528)	4	(250)	(774)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	2	2
Net increase (decrease) in cash, cash equivalents and restricted cash	(51)	10	(244)	(285)
Cash, cash equivalents and restricted cash at beginning of period	370	173	1,733	2,276
Cash, cash equivalents and restricted cash at end of period	$319	183	1,489	1,991

Cash and cash equivalents	$311	131	1,489	1,931
Restricted cash included in other current assets	—	52	—	52
Restricted cash included in other assets	8	—	—	8
Total cash and cash equivalents and restricted cash at end of period	$319	183	1,489	1,991

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2022 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$842	51	77	970
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	304	35	183	522
Stock-based compensation	99	6	7	112
Share of (earnings) loss of affiliates, net	(36)	(12)	1	(47)
Unrealized (gains) losses on intergroup interests, net	15	(36)	21	—
Realized and unrealized (gains) losses on financial instruments, net	(357)	(6)	(76)	(439)
Deferred income tax expense (benefit)	161	(6)	26	181
Intergroup tax allocation	65	13	(78)	—
Intergroup tax (payments) receipts	(42)	9	33	—
Other charges (credits), net	(13)	(11)	(10)	(34)
Changes in operating assets and liabilities	—	—	—	—
Current and other assets	11	(8)	(117)	(114)
Payables and other liabilities	(162)	65	167	70
Net cash provided (used) by operating activities	887	100	234	1,221
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(1)	(5)	(3)	(9)
Cash proceeds from dispositions	50	47	51	148
Cash (paid) received for acquisitions, net of cash acquired	(137)	—	—	(137)
Capital expended for property and equipment, including internal-use software and website development	(196)	(8)	(251)	(455)
Other investing activities, net	4	—	74	78
Net cash provided (used) by investing activities	(280)	34	(129)	(375)
Cash flows from financing activities:
Borrowings of debt	2,634	40	—	2,674
Repayments of debt	(2,320)	(138)	(243)	(2,701)
Liberty stock repurchases	(319)	—	(37)	(356)
Subsidiary shares repurchased by subsidiary	(415)	—	—	(415)
Cash dividends paid by subsidiary	(217)	—	—	(217)
Taxes paid in lieu of shares issued for stock-based compensation	(71)	—	26	(45)
Other financing activities, net	(3)	(7)	27	17
Net cash provided (used) by financing activities	(711)	(105)	(227)	(1,043)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(104)	29	(130)	(205)
Cash, cash equivalents and restricted cash at beginning of period	606	244	2,074	2,924
Cash, cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

Cash and cash equivalents	$494	207	1,944	2,645
Restricted cash included in other current assets	—	56	—	56
Restricted cash included in other assets	8	10	—	18
Total cash and cash equivalents and restricted cash at end of period	$502	273	1,944	2,719

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty SiriusXM Group, Braves Group and Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2022 and June 30, 2023, respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q22	2Q23
Liberty SiriusXM Group
Operating income	$472	$452
Depreciation and amortization	152	154
Stock compensation expense	50	46
Legal settlements and reserves	—	24
Impairment, restructuring and acquisition costs, net of recoveries(a)	1	18
Adjusted OIBDA	$675	$694

Formula One Group
Operating income	$49	$52
Depreciation and amortization	93	84
Stock compensation expense	4	5
Adjusted OIBDA	$146	$141

Braves Group
Operating income	$35	$19
Depreciation and amortization	17	19
Stock compensation expense	3	3
Impairment, restructuring and acquisition costs, net of recoveries(a)	—	1
Adjusted OIBDA	$55	$42

Liberty Media Corporation (Consolidated)
Operating income	$556	$523
Depreciation and amortization	262	257
Stock compensation expense	57	54
Legal settlements and reserves	—	24
Impairment, restructuring and acquisition costs, net of recoveries(a)	1	19
Adjusted OIBDA	$876	$877

(a)	During the three months ended June 30, 2023, SiriusXM recorded impairments primarily related to terminated software projects of $10 million, severance and other related costs of $5 million and a cost-method investment impairment of $2 million. During the three months ended June 30, 2023, Braves Holdings recorded $1 million of charges associated with hurricane damage to the Braves’ spring training facility located in North Port, Florida. These charges have been excluded from adjusted OIBDA.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a non-GAAP financial measure that excludes or adjusts for (if applicable): (i) loss on extinguishment of debt, (ii) share-based payment expense, (iii) impairment, restructuring and acquisition costs, (iv) legal settlements/reserves and (v) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing SiriusXM’s operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use adjusted EBITDA to estimate current enterprise value and to make investment decisions. As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business. SiriusXM also believes the exclusion of impairment, restructuring and acquisition related costs, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of its normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s consolidated statements of comprehensive income of certain expenses, including share-based payment expense.  SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2022	2023
($ in millions)
Net income:	$292	$310
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	24
Impairment, restructuring and acquisition costs(a)	1	18
Share-based payment expense	47	42
Depreciation and amortization	135	139
Interest expense	104	107
Other (income) expense	4	—
Income tax expense	96	62
Adjusted EBITDA	$679	$702

(a)	During the three months ended June 30, 2023, SiriusXM recorded impairments primarily related to terminated software projects of $10 million, severance and other related costs of $5 million and a cost-method investment impairment of $2 million. These charges have been excluded from adjusted OIBDA.

SCHEDULE 3

This press release also includes a presentation of free cash flow of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone cash flow provided by operating activities, as determined under GAAP. SiriusXM’s free cash flow is derived from cash flow provided by operating activities plus insurance recoveries on its satellites, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by its operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, SiriusXM looks at its operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate its ability to return capital to stockholders. SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of its business, such as cash flows related to acquisitions, strategic and short-term investments and net loan activity with related parties and other equity investees. SiriusXM believes free cash flow is an indicator of the long-term financial stability of its business. Free cash flow, which is reconciled to "Net cash provided by operating activities," is a non-GAAP financial measure. This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies. Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine its financial condition, and to compare its operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	June 30,
	2022	2023
($ in millions)
Cash flow information
Net cash provided by operating activities	$533	$451
Net cash used in investing activities	$(191)	$(130)
Net cash used in financing activities	$(292)	$(323)
Free cash flow
Net cash provided by operating activities	$533	$451
Additions to property and equipment	(99)	(128)
Purchases of other investments	1	—
Free cash flow	$435	$323